Exhibit 99.1

Corporate News

Contacts:
Ann Smith
Medco Health Solutions
(201) 269-5984
ann_smith@medco.com

Eric Lindblom
LabCorp
(336) 436-6739
media@labcorp.com

Medco, LabCorp Strike Strategic Agreement for Research on
Personalized Medicine and Pharmacogenomics

Collaboration to Explore Clinical Uses of Personal Genetics and Tamoxifen

FRANKLIN LAKES, NJ and BURLINGTON, NC, October 22, 2007 – Medco Health Solutions Inc. (NYSE: MHS) and Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced a strategic research agreement today to advance the field of pharmacogenomics, an emerging science integrating genetics and drug treatment that is leading the way toward personalized medicine. The research effort, which will be centered on tamoxifen, is the latest in a rapidly growing field of studies linking individual genetics to the safety and efficacy of specific prescription drugs. Genotyping for the study will be performed using the FDA-cleared Roche AmpliChip® CYP450 test.

Tamoxifen, a drug that deprives certain tumors of estrogen needed for their growth, treats some forms of breast cancer and prevents the disease from occurring in some women at high risk for the condition. Approximately 10 percent of women using tamoxifen do not fully benefit from the drug because of variations in genes encoding drug metabolizing enzymes.

“This agreement is between two industry leaders that are at the forefront of the movement toward personalized medicine. Companion diagnostics can help physicians determine which drug will be most effective for particular patients. This will benefit patients and lower healthcare costs by improving outcomes, enhancing safety and reducing ineffective drug regimens,” said Myla P. Lai-Goldman, M.D., Executive Vice President, Chief Scientific Officer and Medical Director for LabCorp.

Genetic testing can help clinicians identify risk factors for disease and predict how a person is likely to respond to a wide variety of drugs, including commonly used prescriptions such as pain relievers, anticoagulants, and cancer drugs. This information has a bearing on what drug is selected and may help optimize doses for particular drugs.

“The adoption of new technologies needs to accelerate when there is clear evidence of clinical and financial benefit. These new tests can help ensure patients are getting the right medication at the right dosage, while also assisting to avoid adverse drug events,” Medco Chief Medical Officer Dr. Robert Epstein said. “This agreement with LabCorp is part of Medco’s strategy to partner with established leaders in the area of personalized medicine to bring the most advanced approaches to pharmacy care to our clients and their members.”

Genes and precise care

Research has demonstrated that patients respond to drugs about 50-75 percent of the time. For many chemotherapy treatments, the response rate is as low as 25 percent. Genetic information can help determine the drugs that will be safest and most effective for particular patients. For example, the metabolism of specific drugs has significance in pharmaceutical safety and efficacy, and laboratory tests can identify genetic variations that affect the rate of drug metabolism. Depending on the drug, a patient may not get the full benefit of therapy if a drug is metabolized too quickly or could experience toxicity if it is metabolized too slowly.

A patient’s genes that govern liver function play an important role in metabolizing drugs. A group of liver enzymes that comprise the cytochrome P450 system are responsible for metabolizing as many as 30 percent of all drugs. Last year, a Food and Drug Administration panel recommended that a warning be included in tamoxifen’s label about how the drug may not work as well in postmenopausal women taking it to prevent recurrence of breast cancer who carry a genetic variant of CYP2D6 of the cytochrome P450 gene family. Newer cancer drugs, such as Herceptin®, Gleevec®, Erbitux®, Tarceva®, and Iressa®, now have a genetic or a biomarker component in their respective labels since this information has an overall bearing on whether a patient will respond to treatment. In August, the FDA changed the label information for warfarin, a widely used blood thinner that is difficult to dose, to recommend that potential genetic variability be considered in determining doses for the drug.

About LabCorp®

Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.6 billion in 2006, over 25,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2006, and subsequent SEC filings.

About Medco

Medco Health Solutions, Inc. (NYSE:MHS) is the nation’s leading pharmacy benefit manager based on its 2006 total net revenues of more than $42 billion. Medco’s prescription drug benefit programs are designed to drive down the cost of pharmacy health care for private and public employers, health plans, labor unions and government agencies of all sizes, and for individuals served by the Medicare Part D Prescription Drug Program. Medco’s technologically advanced mail-order pharmacies and award-winning Internet pharmacy have been recognized for setting new industry benchmarks for pharmacy dispensing quality. Medco serves the needs of patients with complex conditions requiring sophisticated treatment through its specialty pharmacy operation, which became the nation’s largest with the 2005 acquisition of Accredo Health, Incorporated. Medco is the highest-ranked independent pharmacy benefit manager on the 2007 Fortune 500 list. On the Net: http://www.medco.com.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the risks and uncertainties that affect our business, particularly those mentioned in the Risk Factors section of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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